EXHIBIT 10.42

SECOND AMENDMENT TO THE RARE HOSPITALITY
INTERNATIONAL, INC. DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2009)
WHEREAS, Darden Restaurants, Inc. (the “Company”) maintains the RARE Hospitality International, Inc. Deferred Compensation Plan (As Amended and Restated Effective as of January 1, 2009) (the “Plan”); and
WHEREAS, separate from the Grandfather Rule described below, it is now considered desirable to amend the Plan to (i) clarify the process for approving a participant-requested change to the timing of a distribution payment and (ii) permit assignment of Plan benefits pursuant to a qualified domestic relations order;
WHEREAS, the Tax Cuts and Jobs Act (P.L. 115-97) changed the rules for determining which employees are subject to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code (the “Code”);
WHEREAS, these changes do not apply to compensation payable under a written binding contract in effect as of November 2, 2017, provided it is not materially modified hereafter (the “Grandfather Rule”);
WHEREAS, it has been determined that it is in the Company’s best interest to administer the Plan so that amounts accrued hereunder with respect to Participants who were determined to be executive officers as of November 2, 2017 (the “Covered Executives”) shall be exempt from the changes to Code Section 162(m) under the Tax Cuts and Jobs Act to the maximum extent permitted under the Grandfather Rule; and

WHEREAS, it has further been determined that no amendments or modifications shall be permitted with respect to amounts payable under the Plan to Covered Executives that constitute a material modification for purposes of the Grandfather Rule;
NOW, THEREFORE, by virtue of the power reserved to the Company by Section 9.1 of the Plan, and in exercise of the authority delegated to the Darden Restaurants, Inc. Benefit Plans Committee (the “BPC”) by resolution of the Compensation Committee of the Board of Directors of the Company, the Plan is hereby amended in the following particulars, effective as of the dates indicated below:

1.Effective June 1, 2019, by inserting the phrase “or its delegate” immediately following the word “Committee” where such word appears in the last sentence of Subsection 5.2(b)(4) of the Plan.
2.    Effective June 1, 2019, by substituting the following for Section 10.5 of the Plan:
“Section 10.5    Assignment of Benefits.
The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered. This Section 10.5 shall also apply to the creation, assignment or recognition of a right to any benefit payable pursuant to a domestic relations order, unless such order meets the requirements of Code Section 414(p)(1)(B), as determined by the Benefit Plans Committee or its delegate.”
3.    Effective as of November 2, 2017, by adding the following new Section 10.9 to the end of the Plan immediately following Section 10.8 thereof:

“Section 10.9    Section 162(m) Grandfathering.

It is intended that amounts accrued under the Plan with respect to Participants who were executive officers (as defined by SEC Rule 3b-7) as of November 2, 2017 (the ‘Covered Executives’) shall be ‘grandfathered’ from the changes to Code Section 162(m) to the maximum extent permitted under Section 13601(e)(2) of the Tax Cuts and Jobs Act (P.L. 115-97), and that the Plan shall be administered consistent with this intention so that amounts payable to these officers after termination of employment will be deductible by the Company or its subsidiaries. The Committee may establish rules in its sole discretion in order to prohibit any modifications with respect to ‘grandfathered’ amounts for Covered Executives that it determines will or may be material modifications under Section 13601(e)(2) of the Tax Cuts and Jobs Act, which may include restricting or prohibiting the exercise of rights that might otherwise be permitted under the Plan. No amendment to the Plan after the date hereof shall apply to amounts accrued under the Plan that are intended to be ‘grandfathered’ under Section 13601(e)(2) of the Tax Cuts and Jobs Act unless it explicitly provides otherwise. Notwithstanding any other provision in the Plan, any action that would result in a loss of grandfathering under Section 13601(e)(2) shall be void ab initio.”

* * * * *
IN WITNESS WHEREOF, the Benefit Plans Committee, duly authorized by the Compensation Committee to amend or modify the Plan, has caused this amendment to be executed by a majority of its members.

Date	Julie Griffin
Date	Anthony Morrow
Date	Jennifer Pierce
Date	Pam Price
Date	Scott St. John
Date	William R. White III

DM_US 160092850-2.041674.0015